HACKENSACK, NJ, September 8, 2017 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the nine and three months ended July 31, 2017. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS	Nine Months Ended July 31,		Three Months Ended July 31,
($ in thousands, except per share amounts)	2017	2016	2017	2016
* Dividends Per Share	$0.15	$0.90	$0.00	$0.30
* AFFO Per Share-Basic & Diluted	$0.61	$1.09	$0.17	$0.38
* AFFO Payout	24.6%	82.6%	0.0%	78.9%
* NOI	$17,988	$17,580	$5,758	$5,857
* Average Residential Occupancy (a) **	81.0%	70.1%	85.7%	72.3%
* Average Commercial Occupancy (b)	76.1%	74.7%	74.8%	74.8%

** Average occupancy rate excludes the Maywood, New Jersey ("Hammel Gardens") property from all periods presented as the property was sold in June 2017.

(a) Adjusted the average occupancy rate for the nine and three months ended July 31, 2016 to include the 379 leasable units at the Rotunda Icon property as the major redevelopment and expansion project at the property was substantially completed in the third quarter of Fiscal 2016.

(b) Adjusted the average occupancy rate for the nine and three months ended July 31, 2016 to include the 75,000 additional square feet of Rotunda retail leasable space as the major redevelopment and expansion project at the property was substantially completed in the third quarter of Fiscal 2016.

RESULTS OF OPERATIONS

Year-to-Date (“YTD”) Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 11.3% to $37.9 million as compared to $34.1 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property. This increase was partially offset by the loss of revenue from a lease with Pathmark (a subsidiary of the Great Atlantic & Pacific Tea Company (“A&P”)) at the Patchogue, New York property, which was rejected as of December 31, 2015 as a result of A&P’s bankruptcy filing and a loss of revenue resulting from the sale of the Rochelle Park property in June 2016, the sale of the Hammel Gardens property in June 2017 and Macy’s vacating the Preakness Shopping Center in Wayne, New Jersey in April 2017.

•	Net income attributable to common equity (“net income”) excluding the impact of the sale of the Hammel Gardens property was a loss of $1.1 million or $0.17 per share. Net income including the impact of the sale of the Hammel Gardens property was $13.1 million or $1.92 per share, as compared to net income of $3.1 million or $0.45 per share for the prior year’s comparable period. Current YTD net income includes the following: a $15.4 million gain from the sale of FREIT’s Hammel Gardens property on June 12, 2017 offset by a $1.1 million loan prepayment cost related to this sale; a consolidated net loss of $3.8 million at the Rotunda property driven by the substantial completion of the major redevelopment and expansion project at the Rotunda property in the third quarter of Fiscal 2016, resulting in the cessation of capitalization of certain costs in the current year driving higher operational costs as the property is in the lease-up phase for the new retail space and residential units including an increase in real estate taxes related to the reassessment resulting from the completion of the project; a $620,000 termination fee payment made by Wayne PSC, LLC (“Wayne PSC”) to terminate the lease and take possession of the Macy’s space at the Preakness Shopping Center in Wayne, New Jersey, which impacted the consolidated net loss by approximately $250,000 based on FREIT’s 40% ownership in Wayne PSC. Prior YTD net income includes a $314,000 gain relating to the sale of FREIT’s Rochelle Park, New Jersey property on June 17, 2016.

•	Funds from Operations (“FFO”) was $4.7 million or $0.69 per share, as compared to $8.3 million or $1.22 per share for the prior year’s comparable period.

•	Adjusted Funds From Operations (“AFFO”) was $4.1 million or $0.61 per share, as compared to $7.4 million or $1.09 per share for the prior year’s comparable period.

Third Quarter (“QTD”) Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 9.4% to $12.7 million as compared to $11.6 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property partially offset by the loss of revenue from the sale of the Hammel Gardens property in June 2017 and Macy’s vacating the Preakness Shopping Center in Wayne, New Jersey in April 2017.

•	Net income excluding the impact of the sale of the Hammel Gardens property was a loss of $0.5 million or $0.07 per share. Net income including the impact of the sale of the Hammel Gardens property was $13.8 million or $2.01 per share, as compared to net income of $1.2 million or $0.18 per share for the prior year’s comparable period. Current QTD net income includes the following: a $15.4 million gain from the sale of FREIT’s Hammel Gardens property on June 12, 2017 offset by a $1.1 million loan prepayment cost related to this sale; a consolidated net loss of $1.6 million at the Rotunda property driven by the substantial completion of the major redevelopment and expansion project at the Rotunda property in the third quarter of Fiscal 2016 resulting in the cessation of capitalization of certain costs in the current year driving higher operational costs as the property is in the lease-up phase for the new retail space and residential units including an increase in real estate taxes related to the reassessment resulting from the completion of the project. Prior QTD net income includes a $314,000 gain relating to the sale of FREIT’s Rochelle Park, New Jersey property on June 17, 2016.

•	FFO was $1.6 million or $0.24 per share, as compared to $3 million or $0.44 per share for the prior year’s comparable period.

•	AFFO was $1.1 million or $0.17 per share, as compared to $2.6 million or $0.38 per share for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Nine Months Ended July 31,			Three Months Ended July 31,
	2017	2016	Change	2017	2016	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$18,334	$17,203	$1,131	$5,927	$5,810	$117
Residential properties	19,609	16,875	2,734	6,753	5,780	973
Total real estate revenues	37,943	34,078	3,865	12,680	11,590	1,090

Expenses:
Real estate operations	19,403	16,247	3,156	6,681	5,457	1,224
Lease termination fee (a)	620	—	620	—	—	—
General and administrative	1,672	1,401	271	515	506	9
Depreciation	7,887	5,263	2,624	2,709	1,791	918
Total operating expenses	29,582	22,911	6,671	9,905	7,754	2,151

Operating income	8,361	11,167	(2,806)	2,775	3,836	(1,061)

Financing costs	(11,706)	(8,153)	(3,553)	(3,984)	(2,737)	(1,247)

Investment income	145	106	39	54	44	10

Adjusted net income (loss)	(3,200)	3,120	(6,320)	(1,155)	1,143	(2,298)

Gain on sale of property	15,395	314	15,081	15,395	314	15,081

Loan prepayment costs relating to property sale	(1,139)	—	(1,139)	(1,139)	—	(1,139)

Net income (loss) attributable to noncontrolling interests in subsidiaries	2,062	(377)	2,439	653	(211)	864
Net income attributable to common equity	$13,118	$3,057	$10,061	$13,754	$1,246	$12,508

Earnings per share - basic and diluted	$1.92	$0.45	$1.47	$2.01	$0.18	$1.83

Weighted average shares outstanding:
Basic	6,828	6,777		6,839	6,787
Diluted	6,831	6,777		6,839	6,800

(a) Expense for lease termination fee paid to Macy's to terminate the lease and take possession of the space at the Preakness Shopping center located in Wayne, NJ

Dividend

The difficult retail environment continues to challenge our portfolio. On July 26, 2017, The Stop & Shop Supermarket Company, LLC (“Stop & Shop”) – the anchor tenant at Franklin Shopping Center in Franklin Lakes, New Jersey – entered into a lease renewal and modification with FREIT which provides for a $250,000 reduction in annual rent. The rent reduction allows us to retain this tenant and helps the tenant remain competitive in the face of a new supermarket opening in the trade area. Still, the loss of income at Franklin Shopping Center will adversely affect our future operating results.

While our near-term expectations for our revenues, earnings, and cash flow continue to be challenged, we are making steady progress with lease-up at the Rotunda (as of August 30, 2017 we are approximately 80% leased in the apartments and approximately 73% leased in the ground level retail). Additionally, FREIT continues to evaluate a variety of potential transactions that are expected to position FREIT for long-term financial strength.

Based on known capital commitments, existing vacancies, and reductions in rental income, the Board did not declare a dividend for the third quarter in order to provide FREIT with the liquidity it needs to face the challenges presented in 2017. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are straight-line rents, recurring capital improvements on FREIT’s residential apartments and lease termination fees paid to buyout a lease.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is a superior measure of our operating performance. We compute FFO and AFFO as follows:

	Nine Months Ended July 31,		Three Months Ended July 31,
	2017	2016	2017	2016
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$11,056	$3,434	$13,101	$1,457
Depreciation of consolidated properties	7,887	5,263	2,709	1,791
Amortization of deferred leasing costs	381	267	158	94
Distributions to minority interests	(360)	(375)	(90)	(30)
Gain on sale of property	(15,395)	(314)	(15,395)	(314)
Loan prepayment costs relating to property sale	1,139	—	1,139	—
FFO	$4,708	$8,275	$1,622	$2,998

Per Share - Basic and Diluted	$0.69	$1.22	$0.24	$0.44

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$4,708	$8,275	$1,622	$2,998
Deferred rents (Straight lining)	(552)	(251)	(241)	(276)
Capital Improvements - Apartments	(630)	(659)	(251)	(170)
Lease termination fee	620	—	—	—
AFFO	$4,146	$7,365	$1,130	$2,552

Per Share - Basic and Diluted	$0.61	$1.09	$0.17	$0.38

Weighted Average Shares Outstanding:
Basic	6,828	6,777	6,839	6,787
Diluted	6,831	6,777	6,839	6,800

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $373 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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